UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2008
SOURCEFIRE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-33350 (Commission File No.)	52-2289365 (IRS Employer Identification No.)

9770 Patuxent Woods Drive
Columbia, Maryland 21046
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 410-290-1616
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)     Change in Base Salary of Martin F. Roesch
          On April 7, 2008, the Board of Directors of Sourcefire, Inc. (the “Company”) approved an increase in the base salary of Martin F. Roesch, the Company’s Chief Technology Officer, from $220,000 to $260,000. This increase is effective for the pay period beginning April 1, 2008.
Executive Severance Plans
          On April 7, 2008 the Board of Directors of the Company approved two severance plans in which certain of the Company’s officers participate. For these officers, the terms of the severance plans described below supersede any provisions relating to severance and change of control benefits previously contained in their employment agreements with the Company.
Executive Retention Plan
          On April 7, 2008, the Board of Directors approved the Executive Retention Plan (the “Retention Plan”). The Retention Plan has a term that continues through March 31, 2010.
          The participants in the Retention Plan include Martin F. Roesch, the Company’s Chief Technology Officer; Todd Headley, the Company’s Chief Financial Officer; Nicholas Margarites, the Company’s Chief Accounting Officer; and Michele Perry-Boucher, the Company’s Chief Marketing Officer. Thomas McDonough, the Company’s President and Chief Operating Officer, and Douglas McNitt, the Company’s Secretary and General Counsel, are not participants in the Retention Plan or in the Change in Control Plan described below. For Mr. McDonough and Mr. McNitt, they may be eligible to receive severance or acceleration of equity awards on the terms set forth in their respective employment agreements with the Company.
          Wayne Jackson, the Company’s current Chief Executive Officer, is not a participant in the Retention Plan or in the Change in Control Plan described below. As previously described in the Company’s Current Report on Form 8-K filed on March 3, 2008, the Company has entered into a transition agreement with Mr. Jackson under which he will receive severance pay in connection with his planned departure as the Company’s Chief Executive Officer and his provision of services to the Company during an interim period.
          Under the Retention Plan, if a participant is terminated by the Company for any reason other than cause or disability (each as defined in the Retention Plan) or death, or the participant terminates his or her employment for good reason (as defined in the Retention Plan), then, subject to signing an acceptable release in favor of the Company, the participant will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to six months of base salary and continuation of benefits for six months (or a shorter period, for continuation of benefits only, if the participant secures alternate employment within this period). In addition, the vesting of all stock options and shares of restricted stock awarded to the participant will be accelerated by 25% of the number of options or shares of restricted stock originally awarded (or such lesser amount as is necessary to fully vest all remaining shares awarded to the participant if less than 25% of the options or shares of restricted stock remain unvested at the date of termination).
Executive Change in Control Severance Plan

          On April 7, 2008, the Board of Directors approved the Executive Change in Control Severance Plan (the “Change in Control Plan”).
          The participants in the Change in Control Plan include Messrs. Roesch, Headley and Margarites. Messrs. Jackson, McDonough and McNitt and Ms. Perry-Boucher do not participate in the Change in Control Plan.
          Under the Change in Control Plan, if a participant is terminated by the Company without cause, or the participant terminates his or her employment for good reason (in each case as defined in the Change in Control Plan), within 12 months following a change in control transaction (or, for a termination without cause only, termination at any time following approval of the change in control transaction by the Company’s Board of Directors but prior to consummation of the transaction, as long as the transaction is actually consummated), then, subject to signing an acceptable release in favor of the Company, the participant will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to 12 months of base salary and continuation of benefits for 12 months (or a shorter period, for continuation of benefits only, if the participant secures alternate employment within this period). In addition, all of the participant’s outstanding stock options will become fully vested upon such termination, and any shares of restricted stock previously awarded to the participant will be accelerated by 50% of the number of shares of restricted stock originally awarded (or such lesser amount as is necessary to fully vest all remaining shares awarded to the participant if less than 50% of the shares of restricted stock remain unvested at the date of termination).
          The foregoing descriptions of the Retention Plan and the Change in Control Plan are not complete and are qualified in their entirety by reference to the plans, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2008	Sourcefire, Inc.
	By:	/s/ Douglas W. McNitt
Douglas W. McNitt
Secretary and General Counsel

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